SECOND AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
ILLINOIS POWER RESOURCES GENERATING, LLC

THIS SECOND AMENDMENT (this "Amendment") to Amended and Restated Limited Liability Company Operating Agreement of Illinois Power Resources Generating, LLC, a Delaware limited liability company (the "Company"), is entered into as of March 27, 2015 (the "Effective Date"), by Illinois Power Resources, LLC, a Delaware limited liability company (the "Member"), as the sole equity holder.

R E C I T A L S

WHEREAS, the Member entered into that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of December 2, 2013 (the "Original Agreement"), and the First Amendment to Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of January 16, 2014 (the "First Amendment," and the Original Agreement as amended by the First Amendment is hereby referred to as the "Agreement"). Capitalized terms that are used and not otherwise defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Member desires to amend the Agreement as set forth herein to modify certain provisions within the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

ARTICLE I

SPECIFIC AMENDMENTS TO THE AGREEMENT

Section 1.1 Section 11.09 of the Agreement is hereby amended by adding the following new final sentence:

> "Notwithstanding the foregoing, this Section 11.09 shall not apply to (i) Illinois Power Marketing Company; (ii) Illinois Power Fuels and Services Company; or (iii) the Member."

ARTICLE II

MISCELLANEOUS

Section 2.1 Counterparts. This Amendment may be executed in several counterparts with the same effect as if the parties executing the several counter parts had all executed one counterpart.

912575.02A-CHISR01A - MSW

Section 2.2 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF THE LAW OF ANOTHER JURISDICTION.

Section 2.3 Entire Agreement. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. On and after the Effective Date, each reference in the Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import will mean and be a reference to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amendment to Amended and Restated Limited Liability Company Operating Agreement of the Company as of the date set forth above.

MEMBER:

Illinois Power Resources, LLC, a Delaware limited liability company.

By: ______________________
Name: Kelly D. Tlachac
Title: Secretary